Exhibit 23.2


             Disclosure in lieu of consent from Arthur Andersen LLP


This Form 10-K may be incorporated by reference into certain of the Company's securities filings (collectively, the "Registration Statements") and, for purposes of determining liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference. Because we have not been able to obtain Arthur Andersen LLP's ("Andersen") consent, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in our financial statements audited by Andersen or any omissions to state a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K. To the extent provided in Section 11 of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under
Section 11(b) of the Securities Act.



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